EXHIBIT 99


Media                                            Investors
Lori Murray                                      Peter Dworkin
1.650.638.6130                                   1.650.554.2479
murrayla@appliedbiosystems.com                   dworkipg@appliedbiosystems.com


FOR IMMEDIATE RELEASE


                   APPLIED BIOSYSTEMS MAKES PRELIMINARY REPORT
                        ON FOURTH QUARTER FY2001 REVENUES


July 10, 2001 - Foster City, CA, - Applied Biosystems Group (NYSE:ABI), an Applera Corporation business, today announced that it anticipates reporting revenues for the fourth quarter of fiscal 2001, ending June 30, 2001, of approximately $405 million, a 3.5% increase from $392 million in the fourth quarter last year. Final revenue figures, as well as full financial results, are expected to be released on July 26, 2001.

The company expects to report quarterly instrument sales of approximately $192 million, compared to $217 million, a 12% decrease. In addition to factors highlighted in the company's fiscal 2001 third quarter release on April 26, other items contributing to this decline in instrument sales were record high shipments of the ABI PRISM(R) 3700 DNA Analyzer in the prior year period, and a continuing softening of instrument sales related to the current economic slowdown. However, consumable sales for the quarter are expected to be approximately $158 million, a 26% increase from $126 million in the fiscal 2000 fourth quarter, reflecting continuing strong growth in demand for sequencing and sequence detection reagents. Other revenue is expected to be approximately $55 million as compared to $49 million in the prior year period, a 12% increase. The lower growth in other revenue vs. prior periods was partially related to relatively strong licensing fee revenues in the FY2000 fourth quarter.

Due to high levels of shipments of the ABI PRISM(R) 3700 DNA Analyzer in the prior year periods, the company expects difficult comparisons in instrument sales vs. the prior year for the next several quarters. Applied Biosystems indicated it does not anticipate making further comments about the quarter or its current outlook until July 26, when year-end results are expected to be available and released.

Applera Corporation, formerly PE Corporation, comprises two operating groups. The Applied Biosystems Group develops and markets instrument-based systems, reagents, software and contract services to the life science industry and research community. Customers use these tools to analyze nucleic acids (DNA and RNA) and proteins to make scientific discoveries, leading to the development of new pharmaceuticals, and to conduct standardized testing. Applied Biosystems is headquartered in Foster City, CA and reported sales of $1.4 billion for fiscal 2000. The Celera Genomics Group, headquartered in Rockville, MD, intends to be the definitive source of genomic and related medical information. Celera has developed three business units: the Information Business, Discovery Sciences, and Discovery Services, all of which build upon Celera's generation, integration, and analysis of biological information. Celera intends to enable therapeutic and diagnostic discoveries both through its own application of its scientific capabilities and in partnership with pharmaceutical and biotechnology companies. Information about the Company, including reports and other information filed by the Company with the Securities and Exchange Commission, is available on the worldwide web at www.applera.com or by phoning 800.762.6923.

Certain statements in this press release, including the Outlook section, are forward-looking. These may be identified by the use of forward-looking words or phrases such as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated," and "potential," among others. These forward-looking statements are based on Applera Corporation's current expectations. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, Applera Corporation notes that a variety of factors could cause actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development, and results of Applied Biosystems businesses include but are not limited to (1) rapidly changing technology and dependence on development of new products; (2) sales dependent on customers' capital spending policies and government-sponsored research; (3) claims for patent infringement; (4) significant overseas operations, with attendant exposure to fluctuations in the value of foreign currencies; (5) future growth strategy; (6) electricity shortages and earthquakes; (7) lengthy and uncertain development cycle for diagnostic products; and (8) other factors that might be described from time to time in Applera Corporation's filings with the Securities and Exchange Commission.

Copyright (C) 2001. Applera Corporation. All Rights Reserved. Applied Biosystems, Celera, and Celera Genomics are registered trademarks of Applera Corporation or its subsidiaries in the U.S. and certain other countries.